Exhibit 99.1

Brownie’s Marine Group Announces 29.7% Increase in Revenues for Q2-2021 vs. Q2-2020

Pompano Beach, FL August 16, 2021 (Globe Newswire) - Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced results for the fiscal second quarter and six months ending June 30th, 2021.

Chris Constable, CEO of Brownie’s Marine Group, Inc. stated, “Brownie’s Marine Group continues to grow our core platform businesses every quarter. We are working towards consistent profitability at the adjusted net income level and to the net income level over the next 4 quarters. Second quarter total net revenue increased 29.7% YoY and 36.2% for the six months as it compares to the same period in the prior year. I am very proud of the effort our team has put forth thus far in 2021 and we remain excited about our growth prospects for the second half of this year, especially with the launch of our new product, Nomad, by BLU3.”

2nd Fiscal Quarter Highlights

●	Pre-launch of BLU3, Inc.’s Nomad, an ultra-portable dive system that will take divers to 30 feet.
●	Total net revenue increased 29.7% to $1.71 million vs. $1.32 million last year;
●	Core business net revenue, excluding the one-time sale of the BLU3 ventilator program to the U.S. Military for $457,800 during Q2, 2020, increased 98.6% to $1.71 million versus $0.862 million last year;
●	Adjusted Net Income was $167,570 vs. a loss of $85,800 last year;
●	Brownies Third Lung revenue increased 55.97% to $977,000 versus $626,400 last year;
●	LW Americas revenue increased 176.06% to $207,600 versus $75,200 last year;
●	BLU3 revenue (net of the BLU3Vent ventilator sale) increased 228.00% to $528,400 versus $161,100 last year.
●	At the close of the first quarter, cash and cash equivalents totaled $161,700, and the Company had a working capital surplus of $798,100.

Select Financial Metrics: Fiscal 2nd Quarter Ended June 30th, 2021, Comparisons

(in thousands)	Q2-21	Q2-20	Less: Blu3Vent Project	Q2-20 (net of Vent project)	% Change
Total Net Revenues	$1,712.50	$1,320.50	$(457.80)	$862.70	98.55%
Legacy SSA Products – Brownies Third Lung	$977.00	$626.40	-	$626.40	55.97%
High Pressure Gas Systems – LW Americas	$207.60	$75.20	-	$75.20	176.06%
Ultra-Portable Tankless Dive Systems – BLU3	$528.40	$618.90	$(457.80)	$161.10	228.00%
Operating Income (loss)	$(257.50)	$(407.70)	$(101.70)	$(509.40)	56.96%
Net Income (loss)	$(89.80)	$(414.00)	$(101.70)	$(515.70)	84.50%
Adjusted Net Income (loss)	$167.57	$260.90	$(346.70)	$(85.80)	284.99%
NM = not measurable/meaningful

Chris Constable, CEO of Brownie’s Marine Group, added, “We remain committed to the strategic mindset towards acquisitions and believe our initiations on this front will come to life soon. Both myself and our Chairman, Robert Carmichael, have several innovative companies in the pipeline that we believe could be a strategic fit for us going forward. We hope to have news to communicate with our shareholders very soon on this matter.”

Robert M. Carmichael, President and Chairman of the Board added, “In addition to our overall strong operating performance, we are also thrilled with the initial pre-sale campaign results of the Nomad, by BLU3. The Nomad is our next-generation portable, battery powered dive system that will take divers down to 30 ft., for 45-60 minutes on one charge. The Nomad will change the industry landscape for those who want to explore the next atmosphere. Blake and his team are prepared to meet their third quarter, 2021 launch deadline, and through the pre-sale to both consumers and dealers have pre-booked the initial production runs through October. Nomad has been designed to ease the manufacturing process and will allow BLU3 to scale production to meet the demand of an industry that needs a game changing product like Nomad.”

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

The following is an unaudited reconciliation of adjusted net income (loss) to net income (loss) for the periods presented:

	Three Months Ended June 30,
	2021	2020
Net income (loss)	$(89,805)	$(414,042)
plus:
Stock issued for services	-	$222,500
Stock-based compensation incentive bonus shares issued to CEO and employees	-	$233,968
Stock-based compensation – options	$257,370	$218,505
Adjusted net income (loss)	$167,565	$260,931

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., is the parent company to a family of innovative brands with a unique concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Trebor Industries, Inc., founded in 1981, dba as “Brownie’s Third Lung”; BLU3, Inc.; and Brownie’s High-Pressure Services, Inc., dba LW Americas. The Company is headquartered in Pompano Beach, Florida.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.
Contact Information: (954)-462-5570
investors@browniesmarinegroup.com

Investor Relations: Hayden IR

Contact: Brett Maas (646) 536-7331

brett@haydenir.com